SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

         Under the Securities Exchange Act of 1934(AMENDMENT NO. 4)

                            WESTMORELAND COAL COMPANY
                                (NAME OF ISSUER)

                                DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    960878304
                                 (CUSIP NUMBER)

                              FRANK T. VICINO, JR.
          3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308; 954-422-5710

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                               SEPTEMBER 12, 2007

            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ALLEN A. BLASE
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                750
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               0
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                               750
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                               156,774
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,524
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.6%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VICINO FAMILY HOLDINGS, INC.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               45,050
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               45,050
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,050
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VICINO FAMILY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               42,070
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               42,070
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,070
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.57%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               2,100
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               2,100
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK VICINO SR
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                20,200
REPORTING  PERSON      --------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               1,000
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               21,200
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,200
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK VICINO SR REVOCABLE TRUST
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                  / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               1,000
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                       (10)  1,000
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH
KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                7,300
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               46,400
                       ---------------------------------------------------------
                      (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               53,700
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,700
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.4%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               1,350
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               1,350
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK T. VICINO JR.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                45,534
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               54,075
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               99,609
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,609
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.6%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH DEE VICINO
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                24,850
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               0
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               24,850
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,850
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.9%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) KYLE KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                365
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               0
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               365
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 365
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) F.T. VICINO JR ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               4,350
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               4,350
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,350
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) F.T. VICINO ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)   SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)   SHARED  VOTING  POWER

                               4,675
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                               0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                               4,675
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,675
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM.

WESTMORELAND COAL COMPANY
2 NORTH CASCADE AVE, 114TH FLOOR
COLORADO SPRINGS, CO 80902

ITEM  2.     IDENTITY AND  BACKGROUND.

a)ALLEN A. BLASE
b)1073 SW 119TH AVE, DAVIE, FL 33325
c)ACCOUNT MANAGER FOR THE VICINO GROUP WHICH IS COMPRISED OF:
1. VICINO FAMILY HOLDINGS, INC.
2. VICINO FAMILY LIMITED PARTNERSHIP 3. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 4. FRANK VICINO SR.
5. FRANK T. VICINO, JR. 6. DEBORAH KLAMARUS
7. F.T. VICINO JR. ttee U/A DTD 9/26/1997 8. F.T. VICINO ttee U/A DTD 9/26/1997
9. DEBORAH DEE VICINO 10.FRANK VICINO SR REVOCABLE TRUST 11.DEBORAH KLAMARUS ttee U/A/ DTD 6/24/1998
12. KYLE KLAMARUS 13. ALLEN A. BLASE
d)NO CRIMINAL CONVICTIONS IN THE LAST FIVE YEARS (EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, ALLEN A. BLASE HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)DEBORAH DEE VICINO
b)14 MINNETONKA RD, FORT LAUDERDALE, FL 33308
c)SUBSTITUTE TEACHER AT ST MARK'S SCHOOL
  1750 E Oakland Park Blvd
  Oakland Park, FL 33334
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, DEBORAH DEE VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)FRANK T. VICINO, JR.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) PRESIDENT OF F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441

d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, FRANK T. VICINO, JR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS. f)USA

a)F.T. VICINO, ttee U/A DTD 9/26/1997 b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e)DURING THE LAST FIVE YEARS, F. T. VICINO ttee U/A DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)F. T. VICINO JR., ttee U/A DTD 9/26/1997 b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, F. T. VICINO JR. ttee U/A/ DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)DEBORAH KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)SECRETARY FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)KYLE KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)EXECUTIVE SUPERVISOR FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, KYLE KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

                                     f)USA

a)DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF DEBORAH KLAMARUS' MINOR CHILD d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)FRANK VICINO SR.
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES). e) DURING THE LAST FIVE YEARS, FRANK VICINO SR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)FRANK VICINO REVOCABLE TRUST
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308 c)THIS TRUST WAS CREATED FOR THE BENEFIT OF ROSEMARY ANN VICINO. d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR REVOCABLE TRUST HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK VICINO SR d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 U/A/ HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)VICINO FAMILY LIMITED PARTNERSHIP
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308

c)THE PRINCIPAL BUSINESS OF VICINO FAMILY LIMITED PARTNERSHIP IS TO SERVE AS A PRIVATE INVESTMENT LIMITED PARTNERSHIP. VICINO FAMILY HOLDINGS, INC.IS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP THEREFORE, PLEASE REFER TO THE INFORMATION BELOW FOR VICINO FAMILY HOLDINGS, INC. IN SATISFACTION OF INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, VICINO FAMILY LIMITED PARTNERSHIP HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

a)VICINO FAMILY HOLDINGS, INC.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO HOLDINGS, INC. IS TO BE THE GENERAL PARTNER OF THE VICINO FAMILY LIMITED PARTNERSHIP AND TO MANAGE ITS AFFAIRS. VICINO FAMILY HOLDINGS, INC. IS OWNED 50/50 BY FRANK T. VICINO JR. AND DEBORAH KLAMARUS. PLEASE REFER TO THE INFORMATION PROVIDED ABOVE FOR FRANK T. VICINO JR. AND DEBORAH KLAMARUS TO SATISFY INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e)DURING THE LAST FIVE YEARS, VICINO FAMILY HOLDINGS, INC. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

FOR THE PURPOSE OF PURCHASING HIS PERSONAL SHARES, ALLEN A. BLASE USES PERSONAL FUNDS. IN MANAGING THE OTHER LISTED REPORTING PERSONS' ACCOUNTS, ALLEN A. BLASE USES SUCH REPORTING PERSONS' FUNDS IN PURCHASING THE SUBJECT SECURITIES AND IF ANY PART OF THE PURCHASE PRICE IS OR WILL BE REPRESENTED BY FUNDS OR OTHER CONSIDERATION BORROWED OR OTHERWISE OBTAINED FOR THE PURPOSE OF ACQUIRING, HOLDING, TRADING OR VOTING THE SECURITIES, A DESCRIPTION OF THE TRANSACTION AND THE NAMES OF THE PARTIES THERETO. THE SECURITIES WERE HELD IN MARGIN ACCOUNTS AT SMITH BARNEY ETC. AND DIFFERENT AMOUNT BORROWED FROM TIME TO TIME DEPENDING ON THE RATION OF EQUITY TO DEBT IN THE ACCOUNT IF THE SECURITIES WERE ACQUIRED OTHER THAN BY PURCHASE, DESCRIBE THE METHOD OF ACQUISITION.

ITEM  4.     PURPOSE  OF  TRANSACTION.
THE PURPOSE OF THE TRANSACTIONS IS THE ACCUMULATION OF WESTMORELAND COAL PREFERRED SHARES WITH THE EXPECTATION OF HIGH RETURN AND FOR INVESTMENT PURPOSES ONLY. THE REPORTING PERSONS HAVE NO PLANS OR PROPOSALS RELATING TO ANY OF THE ITEMS LISTED IN a THOUGH j.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

  1. ALLEN A. BLASE

    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 157,524.
        PERCENTAGE: 24.6%. THE PERCENTAGE USED HEREIN AND IN THE REST OF ITEM 5 ARE CALCULATED BASED UPON 640,520 1/4 PREFERRED SHARES OF THE COMPANY ISSUED AND OUTSTANDING AS OF JUNE 31, 2007, AS DISCLOSED IN THE COMPANY'S QUATERLY REPORT ON FORM 10Q FILED WITH THE SEC.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 750 SHARED POWER TO VOTE OR DIRECT
        VOTE: 0
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 750
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 156,774. ALLEN A. BLASE HAS THE SHARED POWER TO DISPOSE OF:

        1. 2,980 SHARES OWNED BY THE VICINO FAMILY HOLDINGS, INC.; 2. 42,070 SHARES OWNED BY THE VICINO FAMILY LIMITED PARTNERSHIP; 3. 2,100 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD
            12/28/2001;
        4. 20,200 SHARES OWNED BY FRANK VICINO SR.; 5. 1,000 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST; 6. 7,300 SHARES OWNED BY DEBORAH KLAMARUS;

        7. 1,350 SHARES OWNED BY DEBORAH KLAMARUS U/A DTD 6/24/1998; 8. 4,350 SHARES OWNED BY F. T. VICINO JR ttee U/A DTD 9/26/1997; 9. 4,675 SHARES OWNED BY F. T. VICINO ttee U/A DTD 9/26/1997; 10. 45,534 SHARES OWNED BY FRANK T. VICINO JR.; 11. 24,850 SHARES OWNED BY DEBORAH DEE VICINO AND
        12. 365 SHARES OWNED BY KYLE KLAMARUS

    c. ALL SHARES WERE PURCHASED THROUGH REGISTERED BROKER-DEALERS ON THE OPEN MARKET

DEBORA DEE VICINO                         08/07/07   BOT     1100     $  47.0000
VICINO FAMILY LIMITED PARTNERS            08/07/07   BOT     1000     $  47.0000
DEBORA DEE VICINO                         08/07/07   BOT     1000     $  46.5000
VICINO FAMILY LIMITED PARTNERS            08/08/07   BOT      100     $  47.0000
FRANK T VICINO JR                         08/15/07   BOT      100     $  47.0000
FRANK T VICINO JR                         08/16/07   BOT      100     $  46.0000
FRANK T VICINO JR                         08/17/07   BOT      100     $  47.0000
VICINO FAMILY HOLDINGS INC                08/21/07   BOT      500     $  48.2500
FRANK T VICINO TTE U/A DTD 09/26/1997     08/21/07   BOT      100     $  48.0000
FRANK T VICINO JR                         08/21/07   BOT      384     $  48.2500
VICINO FAMILY HOLDINGS INC                08/22/07   BOT      280     $  48.2500
VICINO FAMILY LIMITED PARTNERS            08/22/07   BOT      220     $  48.2500
FRANK T VICINO SR                         09/04/07   BOT      250     $  48.7500
FRANK T VICINO SR REVOCABLE TRUST         09/05/07   BOT      200     $  48.0000
DEBORAH KLAMERUS                          09/11/07   BOT      200     $  48.0000
KYLE KLAMERUS                             09/11/07   BOT      115     $  48.0000
DEBORAH KLAMERUS                          09/11/07   BOT      150     $  48.0000

    d. - VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES.

        - FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECT ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.
        - ROSEMARY ANN VICINO HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE ROSEMARY ANN VICINO REVOCABLE TRUST DATED 12/28/2001 AS TRUSTEE OF THE TRUST.
        - DEBORAH KLAMERUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 TRUST AS TRUSTEE OF THE TRUST.
        - FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T.
           VICINO JR. ttee U/A DTD 9/26/1997
        -  FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF
           DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE F.T. VICINO ttee U/A DTD 9/26/1997 AS TRUSTEE OF THE TRUST.
        - OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.
        - OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

        - FRANK VICINO SR HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE FRANK VICINO SR REVOCABLE TRUST AS TRUSTEE OF THE TRUST.

    e. N/A.

2. VICINO FAMILY HOLDINGS, INC.
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 45,050.
        PERCENTAGE: 7%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 45,050 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 45,050. VICINO FAMILY HOLDINGS, INC. HAS THE POWER TO DISPOSE OF:
          1. 42,070 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

    c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.

    e.  N/A.

    3.  VICINO FAMILY LIMITED PARTNERSHIP
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 42,070.
        PERCENTAGE: 6.6%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 42,070 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 42,070.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. VICINO FAMILY HOLDINGS, INC., THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY VICINO FAMILY LIMITED PARTNERSHIP. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.

    e.  N/A.

    4.  ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 2,100. PERCENTAGE:
        0.3%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 2,100 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 2,100.

    c.  N/A

    d. ROSEMARY ANN VICINO HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 TRUST.

    e.  N/A.

    5.  FRANK VICINO SR.
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 21,200.
        PERCENTAGE: 3.3%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 20,200 SHARED POWER TO VOTE OR DIRECT
        VOTE: 1,000 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 21,200. FRANK VICINO SR HAS THE POWER TO DISPOSE OF:
        1.  1000 SHARES OWNED BY THE FRANK VICINO SR REVOCABLE TRUST.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d.  N/A

    e.  N/A.

    6.  FRANK VICINO SR. REVOCABLE TRUST
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 1,000. PERCENTAGE:
        0.2%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 1,000 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 1,000.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. FRANK VICINO SR HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE TRUST.

    e.  N/A.

    7.  DEBORAH KLAMARUS
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 53,700 PERCENTAGE:
        8.4%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 7,300 SHARED POWER TO VOTE OR DIRECT
        VOTE: 46,400 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 53,700. DEBORAH KLAMERUS HAS THE POWER TO DISPOSE OF:
        1.  2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC.
        2.  42,070 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERSHIP AND
        3.  1,350 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD 6/24/1998

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC., VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS.

    e.  N/A.

    8.  KYLE KLAMARUS
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 365 PERCENTAGE:
        0.1%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 365 SHARED POWER TO VOTE OR DIRECT
        VOTE: 0 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 365.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d.  N/A.

    e.  N/A.

    9. DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 1,350. PERCENTAGE: 0.2%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 1,350 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 1,350.

    c.  N/A

    d. DEBORAH KLAMARUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 TRUST.

    e.  N/A.

    10. F.T. VICINO JR. ttee U/A DTD 9/26/1997
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,350. PERCENTAGE:
        0.7%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 4,350 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,350.

    c.  N/A

     d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997

    e.  N/A.

    11. F.T. VICINO ttee U/A DTD 9/26/1997
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,675. PERCENTAGE:
        0.7%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE:0 SHARED POWER TO VOTE OR DIRECT VOTE:
        4,675 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,675.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997 TRUST.

e. N/A.

    12. FRANK T. VICINO JR
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 99,609 PERCENTAGE:
        15.6%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 45,534 SHARED POWER TO VOTE OR DIRECT
        VOTE: 54,075 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR  DIRECT THE DISPOSITION: 99,609. FRANK
        VICINO JR HAS THE POWER TO DISPOSE OF:
        1.  4,675 SHARES OWNED BY F.T. VICINO ttee U/A DTD 9/26/1997;
        2.  4,350 SHARES OWNED BY F.T. VICINO JR ttee U/A DTD 9/26/1997;
        3.  2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC. AND
        4.  42,070 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMARUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS

    e.  N/A.

    13. DEBORAH DEE VICINO

    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 24,850.
        PERCENTAGE: 3.9%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 24,850 SHARED POWER TO VOTE OR DIRECT
        VOTE: 0 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 24,850.

    c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    d. N/A

    e. N/A.

ITEM  6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS,  OR  RELATIONSHIPS  WITH
RESPECT  TO  SECURITIES  OF  THE  ISSUER.

ON OR ABOUT DECEMBER 23, 1997, THE REPORTING PERSONS HEREIN ENTERED INTO AN AGREEMENT WHEREBY ALLEN A. BLASE WOULD MANAGE THEIR INVESTMENT ACCOUNT ON A NON EXCLUSIVE BASIS FOR THE PURPOSE OF ACCUMULATING AMONG OTHER THINGS WESTMORELAND COAL 1/4 PREFERRED STOCK .

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

None.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: MARCH 19, 2009

                 REPORTING PERSONS:

                 /S/ ALLEN A. BLASE
                 ------------------------
                 Name: ALLEN A. BLASE
                 Title: SHAREHOLDER

                 /S/ FRANK VICINO SR
                 ----------------------------
                 Name: FRANK VICINO SR
                 Title: SHAREHOLDER
                 FRANK VICINO SR, INDIVIDUALLY AND
                 AS TRUSTEE FOR THE FRANK VICINO SR
                 REVOCABLE TRUST

                 /S/ ROSEMARY ANN VICINO
                 ----------------------------
                 Name: ROSEMARY ANN VICINO
                 Title: SHAREHOLDER
                 ROSEMARY ANN VICINO,
                 AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                 REVOCABLE TRUST DTD 12/28/2001


                 /S/ DEBORAH KLAMERUS
                 ----------------------------
                 Name: DEBORAH KLAMERUS
                 Title: SHAREHOLDER
                 DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                 FOR THE DEBORAH KLAMERUS ttee U/A DTD
                 06/24/1998

                 /S/ KYLE KLAMERUS
                 ----------------------------
                 Name: KYLE KLAMERUS
                 Title: SHAREHOLDER


                 /s/ DEBORAH DEE VICINO
                 -----------------------------
                 Name: DEBORAH DEE VICINO
                 Title: SHAREHOLDER

                 /S/ FRANK T. VICINO JR
                 --------------------------
                 Name: FRANK T. VICINO JR
                 Title: SHAREHOLDER
                 FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF
                 VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.

                                    EXHIBIT 1

                      AGREEMENT TO FILING STATEMENT JOINTLY

THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).



                 By:
                 /S/ ALLEN A. BLASE
                 ------------------------
                 Name: ALLEN A. BLASE
                 Title: SHAREHOLDER

                 /S/ FRANK VICINO SR
                 ----------------------------
                 Name: FRANK VICINO SR
                 Title: SHAREHOLDER
                 FRANK VICINO SR, INDIVIDUALLY AND
                 AS TRUSTEE FOR THE FRANK VICINO SR
                 REVOCABLE TRUST

                 /S/ ROSEMARY ANN VICINO
                 ----------------------------
                 Name: ROSEMARY ANN VICINO
                 Title: SHAREHOLDER
                 ROSEMARY ANN VICINO,
                 AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                 REVOCABLE TRUST DTD 12/28/2001

                 /S/ DEBORAH KLAMERUS
                 ----------------------------
                 Name: DEBORAH KLAMERUS
                 Title: SHAREHOLDER
                 DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                 FOR THE DEBORAH KLAMERUS ttee U/A DTD
                 06/24/1998

                 /S/ KYLE KLAMERUS
                 ----------------------------
                 Name: KYLE KLAMERUS
                 Title: SHAREHOLDER


                 /s/ DEBORAH DEE VICINO
                 -----------------------------
                 Name: DEBORAH DEE VICINO
                 Title: SHAREHOLDER

                 /S/ FRANK T. VICINO JR
                 --------------------------
                 Name: FRANK T. VICINO JR
                 Title: SHAREHOLDER
                 FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF
                 VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.